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                   AMERICAN RE CORPORATION LONG-TERM INCENTIVE PLAN


1.   Purposes

     The purpose of the American Re Corporation Long-Term Incentive Plan (the "Plan") is to enable American Re Corporation (the "Company") to attract, retain, motivate and reward executives and Key Employees of the highest caliber and quality by providing them with the opportunity to earn incentive compensation directly linked to the Company's long-term performance.

2.   Definitions

     For purposes of the Plan, the following terms shall be defined as follows:

     "Aggregate Operating Income" means the sum of the Company's after-tax operating income from reinsurance and insurance operations and the after-tax fee income from Subsidiaries for each of the four years of the performance period as determined under GAAP.

     "Beneficiary" shall mean the person a Participant designates as his beneficiary by a written instrument executed and filed with the Committee, provided, however, that this term shall include only persons who are living at the time of a distribution under the Plan. To the extent that a Participant has no beneficiary, in whole or in part, either because of the death of a person, designated by him or because of the Participant's failure to make a designation, Beneficiary shall also mean the person in the first category of the following categories of beneficiaries which has living members: (a) spouse, (b) children, (c) grandchildren, (d) parents,
     (e) brothers and sisters, and, if none of the above, Participant's estate.

     "Board" means the Board of Directors of the Company.

     "Cause" means that the Participant shall have (i) been convicted of a felony; (ii) willfully failed to perform the duties of his position; (iii) stolen or embezzled property, or (iv) committed an act of willful misconduct which is damaging or detrimental to the Company or a Subsidiary.

     "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

     "Committee" means the Executive Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

     "Disability" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time the Participant becomes disabled.

     "Individual Target Award" of a Participant means the amount to be paid to the Participant if the Company meets a specified level of achievement relative to the Performance Targets described in Section 4 hereof.

     "Key Employee" means any employee of the Company or Subsidiary who shall have been designated by the Committee as a Key Employee for purposes of the Plan.

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     "Normal Retirement" means Normal Retirement under the American Re-Insurance
     Company Employees' Pension Plan.

     "Participant" means each officer or Key Employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

     "Performance Targets" means the targets related to the performance goals designated in Section 4(c) which Performance Targets will be established by the Committee for a Performance Period.

     "Performance Period" means each period consisting of four fiscal years of the Company or such other period as may be designated by the Committee.

     "Plan" means the American Re Corporation Long-Term Incentive Plan and any successor plan of the Company.

     "Return on Equity" (ROE) is defined as the consolidated arithmetic average return on equity for each of the four years in the performance period. The ROE calculation is performed as follows:

          (1)  A ROE calculation for each of the performance years is made.
               This is done by dividing the GAAP after-tax operating income by the average equity for that year (average equity is determined by taking the average of the equity at the beginning of the year and the end of the year). The resulting percentage is the return on equity for that year.

          (2) The resulting four ROE percentages for each of the performance years are then averaged arithmetically resulting in the consolidated arithmetic ROE for the four-year performance period.

     "Subsidiary" means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors or other entity's analogous governing body, or (ii) any other corporation or other entity in which the Company, whether directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.


3.   Administration

     (a) Power and Authority of Committee. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof:

          (i) to select Participants from officers or Key Employees of the Company;

          (ii) to establish the Performance Targets and Individual Target Awards for achievement during a Performance Period and to determine whether such Performance Targets have been achieved;

          (iii) to prescribe, amend and rescind rules and procedures relating to the Plan;

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          (iv)      to vary the terms of awards to take account of tax,
                    securities law and other regulatory requirements of foreign jurisdictions;

          (v) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

          (vi) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

          (vii) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

     (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

     (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and in determining whether there has been a forfeiture of benefits under this Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

     (d) Liability of the Committee. No member of the Committee shall be liable for any action nor determination other than willful misconduct, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4.   Awards

     (a) Performance Targets and Individual Target Awards. The Committee shall determine in its sole discretion whether any officer or Key Employee of the Company shall have the opportunity to earn incentive compensation under the Plan during any Performance Period. If the Committee decides to offer such opportunity to one or more officers or Key Employees of the Company, then no later than ninety (90) days from the beginning of a Performance Period (or such other time as may be required or permitted by the Committee), the Committee shall (i) designate each Participant for the Performance Period, and (ii) establish specific Performance Targets related to the performance goals set forth in Section 4(c) below and the Individual Target Awards which may be earned for the Performance Period by each Participant. The Committee may specify that the Individual Target Award for a Performance Period will be earned only if a Performance Target is achieved. The performance goals, and the incentive amount to be earned for a

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          given Performance Period, will vary based upon different levels of achievement of the applicable Performance Targets.

     (b) Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Targets have been achieved for such Performance Period and the incentive amounts, if any, payable to Participants for such Performance Period.

     (c) Performance Goals. For purposes of this Plan, the performance criteria for which the Committee shall establish Performance Targets applicable to specific Performance Periods shall be the following:

               (i)  Aggregate Operating Income;

               (ii) Return On Equity;

          each of which may be established (1) on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, or joint ventures, or, where applicable, or (2) on a relative or an absolute basis.

     (d) Payment of Awards, Maximum Limitation. Notwithstanding anything in this Plan to the contrary, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for each Performance Period shall be two hundred percent (200%) of the Participant's Target Award.

5.   Termination of Employment

     If a Participant's employment with the Company or a Subsidiary terminates during a Performance Period by reason of death, Disability, or Normal Retirement, the Participant, or the Participant's beneficiary, if applicable, shall be eligible to receive an award equal to the award the Participant would have received for the Performance Period if the Participant had remained in the employ of the Company or a Subsidiary for the entire Performance Period multiplied by a fraction that equals the number of full months for which the Participant was employed during the Performance Period divided by forty-eight (48). In the event a Participant's employment with the Company terminates due to death, Disability, or Normal Retirement, prior to distribution under the Plan, the Participant's payout, if any, will be distributed as soon as practicable, at or about the time of distribution under the Plan and any and all deferral elections made prior thereto shall be null and void. If a Participant's employment with the Company or a Subsidiary terminates during a Performance Period by voluntary resignation or for Cause, the Participant's participation in the Plan shall terminate forthwith and he or she shall not be entitled to an award for such Performance Period. If a Participant's employment with the Company or a Subsidiary terminates during a Performance Period for any other reason, including, but not limited to, early retirement under the American Re-Insurance Company Employees' Pension Plan, the Participant's participation in the Plan shall terminate forthwith and he or she shall not be entitled to any award for such Performance Period unless approved otherwise by the Committee.





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6.   Payment of Awards

     Payment of awards determined under Sections 4 and 5 shall be made to each Participant as soon as practicable after the Committee determines that the applicable Performance Targets have been achieved.

7.   Deferrals

     (a)  Election to Defer

          Any Participant who is subject to United States taxation may make an irrevocable election to defer receipt of payment of all or part of a potential award in the amount of $25,000 or more by submitting a written notice to the Company by December 31 preceding the beginning of the fourth year of the Performance Period to which such award relates. Amounts deferred and interest accrued thereon as provided below will be credited to a book entry account in the name of the Participant (the "Deferred Compensation Account").

     (b)  Interest on Deferrals

          Except as set forth below, interest will accrue on the amounts remaining in a Participant's Deferred Compensation Account at a rate equal to the annual rate of yield of the longest term United States Treasury Bond (excluding perpetual bonds and bonds that may be used for payment of inheritance taxes) outstanding at year end for the year of the interest accrual, or such other rate determined by the Committee. Interest on the amounts remaining in a Participant's Deferred Compensation Account will be determined annually and, to the extent practicable, distributed in accordance with the same schedule as amounts deferred.

     (c)  Events of Distribution

          A Participant whose annual salary is $165,000 or more at the time of the election may elect any of the following events of distribution with respect to the Participant's Deferred Compensation Account:

               (1)  One (1) year following the payment of an award;

               (2)  Three (3) years following the payment of an award;

               (3)  Five (5) years following the payment of an award, or

               (4)  Termination of employment.

          A Participant whose annual salary is less than $165,000 at the time of the election may elect any of the following events of distribution with respect to the Participant's Deferred Compensation Account, but in no event shall the distribution date be later than the Participant's 53rd birthday:

               (1)  One (1) year following the payment of an award;

               (2)  Three (3) years following the payment of an award, or

               (3)  Five (5) years following the payment of an award.

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         The annual salary limitations specified in this Section and Section
         10(e) of the Plan shall be adjusted for each applicable Performance Period in accordance with the applicable average annual percentage increase in the officer salary ranges as determined by the Company.

     (d)  Methods of Distribution

          The Participant may elect any of the following methods of distribution with respect to the Participant's Deferred Compensation Account, with payments commencing within sixty (60) days after the happening of the Participant's elected event of distribution described above in Section 7 (c):

               (1)  A lump sum, or

               (2) Annual installments of principal and interest over a period of:

                    (a)  Three (3) years, or

                    (b)  Five (5) years.

     (e)  Balance in Participant's Deferred Compensation Account

          If the Participant has elected to receive installment payments and the balance in the Participant's Deferred Compensation Account is less than $25,000 at the time the applicable event of distribution (as described in Section 7(c)) occurs, the remainder of the account will be distributed to the Participant in a single lump sum within sixty
          (60) days thereafter.

          The Committee may, in its sole discretion, accelerate the payment of a Participant's Deferred Compensation Account balance, along with accrued interest.

          In the event a Participant's employment with the Company terminates for any reason other than Normal Retirement or Disability after the time of distribution to the Participant's Deferred Compensation Account under the Plan, or such Participant dies prior to receipt of amounts deferred, the balance in such Participant's Deferred Compensation Account, along with accrued interest, will be distributed to the Participant, or, in the event of the Participant's death, to the Participant's Beneficiary within sixty (60) days of termination. In the event a Participant's employment with the Company terminates due to such Participant's Disability, the Committee may, in its discretion, distribute the balance in such Participant's Deferred Compensation account along with interest accrued but not yet recorded, as soon as practicable, at or about the time of distribution under the Plan, notwithstanding the Participant's election to defer.

8.   Effective Date; Term

     The Plan shall be effective with respect to Performance Periods beginning on January 1, 1997 and January 1, 1999. Unless earlier terminated in accordance with Section 9 below, no award shall be made under the Plan with respect to Performance Periods beginning after January 1, 2002.


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9.   Amendment and Termination

     Notwithstanding Section 8, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan, but no such action shall deprive any Participant of any accrued right hereunder.

10.  Miscellaneous

     (a) Tax Withholding. The Company may withhold any federal, state or local taxes of any kind required by law to be withheld with respect to any payments made hereunder.

     (b) No Rights to Awards or Employment. No Participant shall have any claim or right to receive awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

     (c) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company's other compensation and benefit plans and programs.

     (d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

     (e) Unfunded Plan. This Plan is intended to be an unfunded deferred compensation plan. More particularly, this Plan is intended to be, and shall operate as, (1) a bonus program (within the meaning of 29 C.F.R. Section 2510.3-2(c)) for Participants of this Plan receiving an annual salary not exceeding $165,000, as adjusted over time; and (2) a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for Participants of this Plan receiving an annual salary of $165,000 or more, as adjusted over time. Prior to the payment of any award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

     (f) Non-Transferability. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant's interest under the Plan. Any attempt or act to so sell, transfer, assign, pledge, or otherwise encumber or dispose of the Participant's or Beneficiary's interest shall result in a forfeiture of the Participant's or Beneficiary's interest in the Plan, unless consented to by the Committee.

     (g) Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries to receive any payments which may be made following the Participant's death. Such

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          designation may be changed or canceled at any time without the consent of such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If a Participant does not designate a Beneficiary, or the designated Beneficiary or Beneficiaries predeceases the Participant, any payments which may be made following the Participant's death shall be made in accordance with Section 2 hereof.

     (h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

     (i) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

     (j) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict laws.



                                        AMERICAN RE CORPORATION

                                        By: ___________________________

                                        Title: ________________________

                                        Date:  ________________________